Exhibit 99.A

Aggregate Number and Percentage of the Class of Securities Identified

						Shared		Sole power		Shared
				Sole power		power to		to dispose		power to
Reporting Person	Amount			to vote or		vote or to		or to direct		dispose or to
	beneficially		Percent	to direct		direct the		the		direct the
	owned		of class	the vote		vote		disposition		disposition
HighCape Partners QP II, L.P.	4,562,431		11.31%	0		4,562,431		0		4,562,431
HighCape Partners GP II, L.P.	4,657,628		11.54%	0		4,657,628		0		4,657,628
HighCape Partners GP II, LLC	4,657,628		11.54%	0		4,657,628		0		4,657,628
Kevin L. Rakin	5,244,056	(1)(2)	12.95%	537,497	(2)	5,105,098	(1)	537,497	(2)	5,105,098	(1)

(1)	Includes 144,128 shares owned by HighCape entities that are not Reporting Persons, but over whom Mr. Rakin may be deemed to exercise beneficial ownership by virtue of his serving as managing member of general partner of the owner, or of the general partner of the general partner of the owner.
(2)	Includes 138,958 shares obtainable upon exercise of vested stock options and shares owned by the Kevin L. Rakin Irrevocable Trust.